Exhibit 10.24
OPENDOOR TECHNOLOGIES INC. EXECUTIVE SEVERANCE PLAN
    The purpose of this Opendoor Technologies Inc. Executive Severance Plan (the “Plan”) is to encourage employees of Opendoor Technologies Inc. (together with any successor, the “Company”) and its subsidiaries to remain in the employ of the Employer (defined below) by providing, among other things, severance protections to such employees in the event their employment is terminated under the circumstances described in this Plan.

SECTION 1.DEFINITIONS. As hereinafter used:
1.1“Affiliate” means, with respect to any individual or entity, any other individual or entity who, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such individual or entity. For purposes of this definition, “control,” when used with respect to any person or entity, means the power to direct the management and policies of such person or entity, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
1.2“Base Salary” means a Participant’s annual base salary at the rate in effect on the Severance Date (disregarding any decrease in such annual base salary that constitutes a Good Reason event).
1.3 “Board” means the Board of Directors of the Company.
1.4“Bonus” means the Participant’s target annual performance-based cash bonus for the fiscal year in which the Severance Date occurs, if any, as set forth under an agreement between the Participant and the Employer or the Company, or in any written bonus plan, program or arrangement approved by the Board or the Committee.
1.5“Cause” with respect to a Participant shall have the meaning set forth in such Participant’s offer letter agreement, employment agreement or similar agreement with the Employer, or, in the absence of such agreement, or if such agreement does not have a definition of “Cause,” shall mean: (A) the Participant’s commission of any act that constitutes a felony or any crime involving dishonesty or moral turpitude, (B) the Participant’s engaging in any act of fraud or embezzlement, whether or not related to the business of the Company, or any other act of material dishonesty against the Company or any of its Affiliates, (C) any material breach by the Participant of any offer letter agreement, employment agreement or similar agreement with the Employer, or of the Employee Confidential Information and Invention Assignment Agreement or similar agreement or of any material written policy of the Company and, if curable, the Participant’s failure to cure such breach within 30 days after receiving written notice thereof; (D) the willful and continued failure by the Participant to substantially perform the Participant’s duties to the Company (other than any such failure resulting from the Participant’s incapacity due to physical or mental illness), after written demand for substantial performance is delivered by the Company that identifies with reasonable specificity the manner in which the Company believes the Participant has not substantially performed the Participant’s duties, which is not cured within 30 days after notice of such failure has been given to the Participant by the Company; (E) the willful engaging by the Participant in misconduct or gross neglect (including any conduct that is in violation of the written employee workplace policies of the Company) that is injurious to the Company, monetarily, in reputation or otherwise; or (F) any other intentional act causing material damage to the Company’s business, property or reputation.
1.6“Change in Control” shall have the meaning given to such term in the Company’s 2020 Incentive Award Plan. Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any amount which constitutes or provides for the deferral of compensation and is subject to Section 409A, the transaction or event with respect to such amount must also constitute a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5) to the extent required by Section 409A.
1.7“CIC Qualifying Termination” means (i) a termination by a Participant of the Participant’s employment with the Employer for Good Reason or (ii) a termination by the Employer of a Participant’s employment without Cause, in either case, that occurs within 3 months prior to or on or within 12 months following a Change in Control.
1.8“CIC Severance Period” means a period commencing on the Participant’s Severance Date and ending (i) in the case of any Tier 1 Executive, 18 months from the Severance Date, and (ii) in the case of any Tier 2 Executive, 12 months from the Severance Date.
1.9 “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
1.10“Code” means the Internal Revenue Code of 1986, as amended.
1.11“Committee” means the Compensation Committee of the Board.
1.12“Company” means Opendoor Technologies Inc. and any successors thereto and, where the context requires, its subsidiaries.
1.13 “Company Equity Plans” means, collectively, the Opendoor Labs Inc. 2014 Stock Plan, the Company 2020 Incentive Award Plan and any successor thereto, and the Company 2022 Inducement Award Plan.
1.14“Effective Date” shall mean December 22, 2022.
1.15“Employer” means, with respect to a Participant, the Company, or applicable Affiliate of the Company that employs the Participant, if different.
1.16 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

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1.17“Good Reason” with respect to a Participant, shall have the meaning set forth in such Participant’s offer letter agreement, employment agreement or similar agreement with the Employer, or, in the absence of such agreement, or if such agreement does not have a definition of “Good Reason,” means the occurrence of any of the following events without the Participant’s written consent: (a) a reduction by the Company or its successor of more than 20% in the Participant’s rate of annual base salary, unless such reduction is in connection with and proportional to reductions to the base salary reductions of other executives of the Company; (b) a material reduction in the Participant’s job responsibilities, duties or authority (provided that a mere change in title to an employment position that is substantially similar to the prior employment position shall not constitute a material reduction in job responsibilities, duty or authority); or (c) a change in the geographic location of the Participant’s principal place of employment to any location more than 50 miles from the Participant’s current principal place of employment. Notwithstanding the foregoing, Good Reason shall not exist unless, within 30 days after the initial occurrence of a circumstance that the Participant believes in good faith to constitute Good Reason, the Participant delivers written notice to the Company setting forth with specificity such circumstance the Participant believes in good faith constitutes Good Reason, the Company shall have failed to cure any claimed event of Good Reason (if capable of cure) within 30 days after receipt of such notice, and the Participant must actually terminate the Participant’s employment no later than 30 days following the expiration of the Company’s cure period.
1.18“Non-CIC Qualifying Termination” means (i) a termination by a Participant of the Participant’s employment with the Employer for Good Reason or (ii) a termination by the Employer of a Participant’s employment without Cause, in either case, that does not occur within 3 months prior to or on or within 12 months following a Change in Control.
1.19“Partial Acceleration Period” means a period commencing on the Severance Date and ending, (i) in the case of any Tier 1 Executive, 12 months from the Severance Date, and (ii) in the case of any Tier 2 Executive, 6 months from the Severance Date, or, if the Participant has been employed with the Employer for less than 12 months, 12 months from the Severance Date.
1.20“Participant” shall mean the executives of the Company at an employment level of E3 or above designated by the Committee as eligible for the Plan as either a “Tier 1 Executive” or “Tier 2 Executive” and who have executed and returned to the Committee the Notice of Participation in the form attached hereto as Appendix A.
1.21 “Plan” means the Opendoor Technologies Executive Severance Plan, as set forth herein, as it may be amended from time to time.
1.22“Pro-Rata Bonus” means an amount equal to the Bonus multiplied by a fraction, the numerator of which is the number of days in the fiscal year in which the Severance Date occurs that the Participant was employed by the Employer and the denominator of which is 365.

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1.23 “Qualifying Termination” means either (i) a CIC Qualifying Termination or (ii) a Non-CIC Qualifying Termination.
1.24“Severance Date” means the date on which a Participant’s Qualifying Termination is effective.
1.25“Severance Period” means a period commencing on the Participant’s Severance Date and ending, (i) in the case of any Tier 1 Executive, 12 months from the Severance Date, and (ii) in the case of any Tier 2 Executive, 6 months from the Severance Date.
SECTION 2.SEVERANCE BENEFITS
2.1Severance Upon a CIC Qualifying Termination. Subject to the provisions of Section 2.3 through Section 2.9, if a Participant experiences a CIC Qualifying Termination, the Participant shall be entitled to receive, in addition to any accrued salary and paid time off, the following payments and benefits:
(a) Severance Payments. The Employer shall pay to the Participant an amount in cash determined as follows:

Tier 1 Executive: (i) 1.5 times the Participant’s Base Salary and (ii) a Pro-Rata Bonus

Tier 2 Executive: (i) one times the Participant’s Base Salary and (ii) a Pro-Rata Bonus

Any cash severance payable under this Section 2.1(a) shall be paid, subject to Section 2.5, in substantially equal installments over the CIC Severance Period in accordance with the Employer’s normal payroll practices, commencing on the first Employer payroll date on or following the 60th day following the Severance Date. The first payment shall include any portion of the cash severance payments that would have otherwise been payable following the Severance Date and prior to such date of the first payment;
(b) Health Benefits Continuation. If the Participant timely elects to receive continued medical, dental or vision coverage under one or more of the Employer’s group medical, dental or vision plans pursuant to COBRA, then the Employer shall directly pay, or reimburse the Participant for, the COBRA premiums for the Participant and his or her covered dependents under such plans during the period commencing on the Participant’s Severance Date and ending upon the earliest of (X) the last day of the CIC Severance Period, (Y) the date that the Participant and/or his or her covered dependents become no longer eligible for COBRA or (Z) the date the Participant become eligible to receive medical, dental or vision coverage, as applicable, from a subsequent employer. Notwithstanding the foregoing, if the Employer determines in its sole discretion that it cannot provide the foregoing benefit without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act) or incurring an excise tax, the Employer shall in lieu thereof provide to the Participant a taxable monthly payment in an amount equal to the monthly COBRA premium that the Participant would be required to pay to continue his or her and his or her covered dependents’ group health

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coverage in effect on the Participant’s Severance Date (which amount shall be based on the premium for the first month of COBRA coverage), which payments shall commence in the month following the month in which the Participant’s Severance Date occurs and shall end on the earlier of (X) the last day of the CIC Severance Period, or (Y) the date the Participant become eligible to receive healthcare coverage from a subsequent employer; and
(c) Equity Acceleration. The Participant’s then-outstanding equity awards granted under any of the Company Equity Plans that are subject solely to time-based vesting requirements shall become fully vested as of the Severance Date.
2.2Severance Upon a Non-CIC Qualifying Termination. Subject to the provisions of Section 2.3 through Section 2.9, if a Participant experiences a Non-CIC Qualifying Termination, the Participant shall be entitled to receive, in addition to any accrued salary and paid time off, the following payments and benefits:
(a) Severance Payments. The Employer shall pay to the Participant an amount in cash determined as follows:

Tier 1 Executive:    one times the sum of Participant’s (i) Base Salary plus (ii) Bonus

Tier 2 Executive:    0.5 times the Participant’s Base Salary

Any cash severance payable under this Section 2.2(a) shall be paid, subject to Section 2.5, in substantially equal installments over the Severance Period in accordance with the Employer’s normal payroll practices, commencing on the first Employer payroll date on or following the 60th day following the Severance Date. The first payment shall include any portion of the cash severance payments that would have otherwise been payable following the Severance Date and prior to such date of the first payment;
(b) Health Benefits Continuation. If the Participant timely elects to receive continued medical, dental or vision coverage under one or more of the Employer’s group medical, dental or vision plans pursuant to COBRA, then the Employer shall directly pay, or reimburse the Participant for, the COBRA premiums for the Participant and his or her covered dependents under such plans during the period commencing on the Participant’s Severance Date and ending upon the earliest of (X) 12 months from the Severance Date, (Y) the date that the Participant and/or his or her covered dependents become no longer eligible for COBRA or (Z) the date the Participant become eligible to receive medical, dental or vision coverage, as applicable, from a subsequent employer. Notwithstanding the foregoing, if the Employer determines in its sole discretion that it cannot provide the foregoing benefit without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act) or incurring an excise tax, the Employer shall in lieu thereof provide to the Participant a taxable monthly payment in an amount equal to the monthly COBRA premium that the Participant would be required to pay to continue his or her and his or her covered dependents’ group health coverage in effect on the Participant’s Severance Date (which amount shall be based on the premium for the first month of COBRA coverage), which payments shall commence

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in the month following the month in which the Severance Date occurs and shall end on the earlier of (X) 12 months from the Participant’s Severance Date, or (Y) the date the Participant become eligible to receive healthcare coverage from a subsequent employer; and
(c) Equity Acceleration. The portion of the Participant’s then-outstanding equity awards granted under any of the Company Equity Plans that are subject solely to time-based vesting requirements that would otherwise vest within the Partial Acceleration Period shall become fully vested as of the Severance Date.
2.3Coordination with other Agreements. If a Participant is party to an offer letter agreement, employment agreement or similar agreement with the Employer (an “Employment Agreement”) and experiences a termination of employment that entitles such Participant to severance payments and/or benefits under the terms of such Employment Agreement, then such Participant shall receive severance payments and/or benefits pursuant the Employment Agreement and not pursuant to the Plan, unless the Plan would provide more favorable benefits to such Participant than the Employment Agreement, taken as a whole. In no case shall payments or benefits received under this Plan and an Employment Agreement be duplicative.
2.4No Mitigation. A Participant shall not be required to seek other employment or attempt in any way to reduce or mitigate any severance payments or benefits payable under the Plan.
2.5Release. As a condition to a Participant’s receipt of any amounts set forth in Section 2.1 or Section 2.2, the Participant shall execute and deliver (without revoking) to the Company a release of claims in favor of the Company on the Company’s standard form of release of claims for executives (which shall not include additional restrictive covenants) (the “Release”) on or before the 21st day following the Participant’s receipt of the Release from the Company, which shall be provided to the Participant no later than 10 days following the Severance Date, or in the event that the Participant’s Qualifying Termination is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967, as amended), on or before the 45th day following the Participant’s receipt of the Release from the Company, as the case may be.
2.6Restrictive Covenants. A Participant’s right to receive and/or retain the severance payments and benefits payable under this Plan is conditioned upon and subject to the Participant’s continued compliance with the Employee Confidential Information and Invention Assignment Agreement entered into with the Company or any similar agreement.
2.7Return of Company Property. A Participant’s right to receive and/or retain the severance payments and benefits payable under the Plan is conditioned upon the Participant’s return to the Employer of all Company documents (and all copies thereof) and other Company property (in each case, whether physical, electronic or otherwise) in the Participant’s possession or control.

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2.8Cooperation. By accepting the severance payments and benefits payable under the Plan, subject to the Participant’s other commitments, the Participant agrees to be reasonably available to cooperate (but only truthfully) with the Employer and the Company and provide information as to matters which the Participant was personally involved, or has information on, during the Participant’s employment with the Employer and which are or become the subject of litigation or other dispute.
2.9Potential Reduction of Certain “Parachute Payments.”
(a) Notwithstanding any other provisions of this Plan, in the event that any payment or benefit by the Company or otherwise to or for the benefit of a Participant, whether paid or payable or distributed or distributable pursuant to the terms of this Plan (all such payments and benefits, including the payments and benefits under Section 2.2 of the Plan, being hereinafter referred to as the “Total Payments”), would be subject (in whole or in part) to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Total Payments shall be reduced (in the order provided in subsection (b) below) to the minimum extent necessary to avoid the imposition of the Excise Tax on the Total Payments, but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income and employment taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income and employment taxes on such Total Payments and the amount of the Excise Tax to which the Participant would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).
(b) The Total Payments shall be reduced in the following order: (i) reduction on a pro-rata basis of any cash severance payments that are exempt from Section 409A, (ii) reduction on a pro-rata basis of any non-cash severance payments or benefits that are exempt from Section 409A, and (iii) reduction of any payments or benefits otherwise payable to the Participant on a pro-rata basis or such other manner that complies with Section 409A; provided, in case of clauses (ii) and (iii), that reduction of any payments attributable to the acceleration of vesting of Company equity awards shall be first applied to Company equity awards that would otherwise vest last in time.
(c) All determinations regarding the application of this Section 2.9 shall be made by an accounting firm or consulting group with experience in performing calculations regarding the applicability of Section 280G of the Code and the Excise Tax selected by the Company (the “Independent Advisors”). For purposes of determinations, no portion of the Total Payments shall be taken into account which, in the opinion of the Independent Advisors, (i) does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) or (ii) constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation. The costs

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of obtaining such determination and all related fees and expenses (including related fees and expenses incurred in any later audit) shall be borne by the Company.
In the event it is later determined that a greater reduction in the Total Payments should have been made to implement the objective and intent of this Section 2.9, the excess amount shall be returned promptly by the Participant to the Company.
SECTION 3.PLAN ADMINISTRATION.
3.1.The Committee shall administer the Plan and may interpret the Plan, prescribe, amend and rescind rules and regulations under the Plan and make all other determinations necessary or advisable for the administration of the Plan, subject to all of the provisions of the Plan.
3.2.The Committee may delegate any of its duties hereunder to such person or persons from time to time as it may designate.
3.3.The Committee is empowered to engage accountants, legal counsel and such other personnel as it deems necessary or advisable to assist it in the performance of its duties under the Plan. The functions of any such persons engaged by the Committee shall be limited to the specified services and duties for which they are engaged, and such persons shall have no other duties, obligations or responsibilities under the Plan. Such persons shall exercise no discretionary authority or discretionary control respecting the management of the Plan. All reasonable expenses thereof shall be borne by the Company.
SECTION 4.PLAN MODIFICATION OR TERMINATION.
    The Plan may be terminated or amended by the Committee at any time; provided, that during the 12-month period following a Change in Control, (a) the Plan may not be terminated and (b) the Plan may not be amended if such amendment would in any manner be adverse to the interests of any Participant, unless the affected Participant consents in writing to such amendment, as applied to such Participant. For the avoidance of doubt, (a) any action taken by the Company or the Committee to cause a Participant to no longer be designated as a Participant or to decrease the benefits under the Plan for which a Participant is eligible, and (b) any amendment to this Section 4 within the 12-month period following a Change in Control shall be treated as an amendment to the Plan which is adverse to the interests of any Participant.
SECTION 5.NOTICES.
    All notices or other communications required or permitted by this Plan will be made in writing and all such notices or communications will be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:
If to the Company:    Opendoor Technologies Inc.
            410 N. Scottsdale Road, Suite 1600

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            Tempe, AZ 85281
            Attention: Chief Legal Officer
If to the Participant:    The Participant’s last known address as set forth in the                 Company’s records.
SECTION 6.GENERAL PROVISIONS.
6.1.Except as otherwise provided herein or by law, no right or interest of any Participant under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Participant under the Plan shall be liable for, or subject to, any obligation or liability of such Participant. When a payment is due under this Plan to a severed employee who is unable to care for his or her affairs, payment may be made directly to his or her legal guardian or personal representative.
6.2.If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provisions had not been included.
6.3.This Plan shall inure to the benefit of and shall be binding upon the Company and its successors and assigns. Any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume and perform the obligations of the Company under the Plan. This Plan shall inure to the benefit of and be binding upon the heirs, executors, administrators, successors and assigns of the Participant, and in the event that the Participant shall die after the Severance Date but while any amount would still be payable to such Participant hereunder if the Participant had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to the executor, personal representative or administrators of the Participant’s estate.
6.4.The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.
6.5.The Plan shall not be required to be funded unless such funding is authorized by the Board. Regardless of whether the Plan is funded, no Participant shall have any right to, or interest in, any assets of any Company which may be applied by the Company to the payment of benefits or other rights under this Plan.
6.6.This Plan shall be construed and enforced according to the laws of the State of Delaware to the extent not preempted by federal law, which shall otherwise control.
6.7.The Company and any of its Affiliates may deduct and withhold from any amounts payable under this Plan such federal, state, local, foreign or other taxes as are

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required to be withheld pursuant to any applicable law or regulation. All benefits hereunder shall be reduced by applicable withholding and shall be subject to applicable tax reporting, as determined by the Committee.
6.8. The Plan, as a “severance pay arrangement” within the meaning of Section 3(2)(B)(i) of ERISA, is intended to be excepted from the definitions of “employee pension benefit plan” and “pension plan” set forth under section 3(2) of ERISA, and is intended to meet the descriptive requirements of a plan constituting a “severance pay plan” within the meaning of regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations §2510.3-2(b).
6.9.WARN Act. Severance payments and benefits payable under the Plan are intended to satisfy, where applicable, any Employer notice obligations under the federal Worker Adjustment and Retraining Notification Act and any similar obligations that the Employer may have under any successor severance pay statute.
6.10.Section 409A.
(a) The payments and benefits under this Plan are intended to comply with or be exempt from Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder (together, “Section 409A”) and, accordingly, to the maximum extent permitted, this Plan shall be interpreted to be in compliance therewith. Notwithstanding any provision of this Plan to the contrary, the Committee may (without any obligation to do so or to indemnify the Participant for failure to do so) (A) adopt such amendments to this Plan or adopt such other policies and procedures (including amendments, policies and procedures with retroactive effect) that it determines to be necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Plan or the economic benefits of this Plan and (B) take such other actions it determines to be necessary or appropriate to exempt the amounts payable hereunder from Section 409A or to comply with the requirements of Section 409A and thereby avoid the application of penalty taxes thereunder.
(b) Notwithstanding anything in this Plan to the contrary, any payments subject to Section 409A that are subject to execution of a waiver and release which may be executed and/or revoked in a calendar year following the calendar year in which the payment event (such as termination of employment) occurs shall commence payment only in the calendar year in which the consideration period or, if applicable, release revocation period ends, as necessary to comply with Section 409A. All payments of nonqualified deferred compensation subject to Section 409A to be made upon a termination of employment under this Plan may only be made upon the Participant’s “separation from service” within the meaning of Section 409A (“Separation from Service”).
(c) Notwithstanding any provision of this Plan to the contrary, if a Participant is deemed by the Company at the time of the Participant’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which the Participant is entitled under this Plan is required in order to avoid a prohibited distribution under Section 409A, such portion

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of the Participant’s benefits will not be provided to the Participant prior to the earlier of (i) the expiration of the six-month period measured from the date of the Participant’s Separation from Service or (ii) the date of the Participant’s death. As promptly as possible following the expiration of the applicable Section 409A period, all payments and benefits deferred pursuant to the preceding sentence will be paid in a lump sum to a Participant (or the Participant’s estate), and any remaining payments due to the Participant under this Plan will be paid as otherwise provided herein.
(d) A Participant’s right to receive any installment payments under this Plan shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A.

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APPENDIX A
FORM OF
NOTICE OF PARTICIPATION
Opendoor Technologies Inc.
410 N. Scottsdale Road, Suite 1600
Tempe, AZ 85281
[Name of Participant]
c/o Opendoor Technologies Inc.
410 N. Scottsdale Road, Suite 1600
Tempe, AZ 85281

Dear                     :
Reference is hereby made to the Opendoor Technologies Inc. Executive Severance Plan, effective as of [ ] (the “Plan”). Any capitalized term used but not defined herein shall have the meaning ascribed to such term in the Plan.
The purpose of this Notice of Participation is to inform you that effective as of [insert date], subject to the terms of the Plan, you are hereby eligible to participate in the Plan as a Tier [1/2] Executive. [This Notice of Participation shall supersede and replace any prior Notice of Participation provided to you.]

Sincerely,

OPENDOOR TECHNOLOGIES INC.

By:
Name:
Title:

ACCEPTED AND AGREED:

[Name of Participant]

Date:

A-1